As filed with the Securities and Exchange Commission on December 1, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0452938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(408) 719-1393

(Address including zip code, and telephone number, including area code, of principal executive offices)

2005 EQUITY INCENTIVE PLAN

(Full title of the plans)

James D. Merselis

President and Chief Executive Officer

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

(408) 719-1393

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael J. Danaher

David J. Saul

David B. Crawford

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock $0.001 par value	560,000 shares	(1)	$3.66	(2)	$2,049,600	(2)	$219.30

(1)	Represents additional shares authorized to be issued under the Registrant’s 2005 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under its 2005 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed offering price per share and the proposed aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s common stock (rounded to the nearest cent) as reported on the American Stock Exchange on November 27, 2006.

HEMOSENSE, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information filed by HemoSense, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this Registration Statement:

(1) Annual Report on Form 10-K for the fiscal year ended September 30, 2005 as filed with the SEC on December 2, 2005;

(2) Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2005, March 31, 2006 and June 30, 2006 as filed with the SEC on February 14, 2006, May 11, 2006 and August 11, 2006, respectively;

(3) Current Reports on Form 8-K as filed with the SEC on October 13, 2005, November 8, 2005 (only with respect to the information filed under Item 1.01), November 17, 2005, April 5, 2006, June 15, 2006, August 11, 2006, September 1, 2006, September 5, 2006, October 4, 2006 and November 2, 2006;

(4) The description of the Company’s common stock set forth in the Registration Statement on Form 8-A filed with the SEC on June 21, 2005, and as declared effective on June 28, 2005, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. An investment partnership comprised of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, as well as one current member of Wilson Sonsini Goodrich & Rosati, own interests representing in the aggregate approximately 0.2% of the shares of the Company’s outstanding common stock.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law, except that the Company will not be required to indemnify such person if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. As permitted by the Company’s Bylaws, the Company has obtained insurance on behalf of its directors and officers against liability arising out of his or her actions in such capacity, regardless of whether the Company has the power to indemnify such individual against such liability under the provisions of the Delaware General Corporation Law.

The Company has entered into, and intends to enter into in the future, indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections.

The Amended and Restated Investors’ Rights Agreement dated February 7, 2005, as amended (the “Rights Agreement”), between the Company and certain investors provides for indemnification of the Company’s directors and officers in connection with registration of the Company’s common stock under the Rights Agreement.

The indemnification provision in the Company’s Amended and Restated Certificate of Incorporation, Bylaws and Rights Agreement and the indemnification agreements entered into between the Company and its directors and executive officers, may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1 (1)	Specimen Common Stock Certificate.

4.2 (1)	Amended and Restated Investor Rights Agreement dated February 7, 2005 by and among the Company and certain of its stockholders.

4.3 (2)	Form of Securities Purchase Agreement dated November 1, 2005 by and between HemoSense, Inc. and the Investors.

4.4 (2)	Form of Warrant to Purchase Shares of Common Stock.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3 (1)	2005 Equity Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-5).

(1)	Incorporated by reference to the corresponding exhibit in the Company’s Registration Statement on Form S-1 (File No. 333-123705) declared effective on June 28, 2005.
(2)	Incorporated by reference to the corresponding exhibit in the Company’s Report on Form 8-K (File No. 001-32541) dated November 8, 2005.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, HemoSense, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 1, 2006.

HEMOSENSE, INC.

By:	/s/ James D. Merselis
James D. Merselis
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Merselis and Gordon T.B. Sangster and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James D. Merselis James D. Merselis	Director, President and Chief Executive Officer (Principal Executive Officer)	December 1, 2006

/s/ Gordon T.B. Sangster Gordon T.B. Sangster	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2006

/s/ Gregory M. Ayers, M.D., Ph.D. Gregory M. Ayers, M.D., Ph.D.	Director	December 1, 2006

/s/ Edward F. Brennan, Ph.D. Edward F. Brennan, Ph.D.	Director	December 1, 2006

/s/ Richard P. Powers Richard P. Powers	Director	December 1, 2006

/s/ Harvey Schloss Harvey Schloss	Director	December 1, 2006

/s/ Robert D. Ulrich, Ph.D. Robert D. Ulrich, Ph.D.	Director	December 1, 2006

/s/ Kurt C. Wheeler Kurt C. Wheeler	Director	December 1, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
4.1 (1)	Specimen Common Stock Certificate.

4.2 (1)	Amended and Restated Investor Rights Agreement dated February 7, 2005 by and among the Company and certain of its stockholders.

4.3 (2)	Form of Securities Purchase Agreement dated November 1, 2005 by and between HemoSense, Inc. and the Investors.

4.4 (2)	Form of Warrant to Purchase Shares of Common Stock.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3 (1)	2005 Equity Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-5).

(1)	Incorporated by reference to the corresponding exhibit in the Company’s Registration Statement on Form S-1 (File No. 333-123705) declared effective on June 28, 2005.
(2)	Incorporated by reference to the corresponding exhibit in the Company’s Report on Form 8-K (File No. 001-32541) dated November 8, 2005.